Exhibit 99.2

M  A  C  K  -  C  A  L  I     R  E  A  L  T  Y     C  O  R  P  O  R  A  T  I  O  N

For Immediate Release

MACK-CALI REALTY CORPORATION

REPORTS FOURTH QUARTER AND FULL YEAR 2018 RESULTS

Jersey City, New Jersey — February 20, 2019 — Mack-Cali Realty Corporation (NYSE: CLI) today reported its results for the fourth quarter and full year 2018.

FOURTH QUARTER 2018 HIGHLIGHTS

•          Reported net income of $0.45 per diluted share for the quarter;

•         Achieved Core Funds from Operations per diluted share of $0.45 for the quarter and $1.83 for full year 2018. The Company reaffirms its 2019 Core FFO guidance of $1.57 - $1.67 per share (post Topic 842);

•         Leased 358,624 sq. ft. of office space (43,913 sq. ft. on the Waterfront), growing Core portfolio office rental rates by 2.9% on a cash basis and 15.1% on a GAAP basis. For 2018, leased 1,911,686 sq. ft. of office space (483,969 sq. ft. on the Waterfront), growing Core portfolio office rental rates by 7.3% on a cash basis and 22.5% on a GAAP basis;

•         Leases signed in the fourth quarter 2018 in our Core Office portfolio (excluding Flex) had cash starting rents of $34.69 per square foot. For the full year 2018, leases signed in our Core Office portfolio (excluding Flex) had cash starting rents of $37.43 per square foot;

•         Core office portfolio was 83.2% leased, with the Class A Suburban Portfolio was 94.2%, Flex was 92.8%, Suburban 82.5% and Waterfront 73.2% leased at December 31, 2018;

•         Roseland’s multifamily stabilized portfolio was 95.9% leased at year end;

•         Roseland’s 2018 deliveries totaling 1,212 units were 87.3% leased as of February 18, 2019 (82.9% leased at year-end 2018). 2018 residential deliveries achieved a weighted average 6.5% stabilized yield on total development costs;

•         Commenced operations of The Residence Inn at Port Imperial in December 2018. The hotel, a 164-key limited service Marriott in Weehawken, NJ, is the first phase of a 372-key, dual-flag development, with its sister property, a full-service Marriott Autograph Collection, projected to open in June 2019; and

•          Declared $0.20 per share quarterly common stock dividend.

“In 2018, we achieved the substantial completion of our non-core asset sales.  Over the last three-plus years, we have restructured and repositioned the Company to pursue a ‘Waterfront Strategy’, which we outlined in detail at our recent Investor Day.  We have a substantial and dominant market share in both our office and multifamily portfolios on the waterfront and other premier markets and believe that our actions will result in substantial value creation for our stakeholders.  Looking forward, our priorities are concentrated on leasing, the optimization of our cash flow mix and repositioning the balance sheet. We are excited about our prospects and are working persistently to unlock additional value,” commented Michael J. DeMarco, Chief Executive Officer.

FINANCIAL HIGHLIGHTS

* All per share amounts presented below are on a diluted basis.

Net income available to common shareholders for the quarter ended December 31, 2018 amounted to $43.8 million, or $0.45 per share, as compared to $2.6 million, or $(0.01) per share, for the quarter ended December 31, 2017.  For the year ended December 31, 2018, net income to common shareholders equaled $84.1 million, or $0.80 per share, as compared to $23.2 million, or $0.06 per share, for the same period last year.

Funds from operations (FFO) for the quarter ended December 31, 2018 amounted to $49.0 million, or $0.49 per share, as compared to $50.0 million, or $0.50 per share, for the quarter ended December 31, 2017.  For the year ended December 31, 2018, FFO equaled $170.4 million, or $1.69 per share, as compared to $224.2 million, or $2.23 per share, for the same period last year.

For the fourth quarter 2018, Core FFO was $0.45 per share, as compared to $0.50 for the same period last year. For the full year 2018, Core FFO was $1.83 per share versus $2.23 for the same period last year.

OPERATING HIGHLIGHTS

Office

Mack-Cali’s consolidated Core office properties were 83.2 percent leased at December 31, 2018, as compared to 84.2 percent leased at September 30, 2018. Excluding Flex, Mack-Cali’s consolidated Core office properties were 80.4 percent leased at December 31, 2018, as compared to 81.2 percent leased at September 30, 2018.

Fourth quarter 2018 same-store GAAP revenues for the office portfolio declined by 6.5 percent while same-store GAAP NOI fell by 4.5 percent from the same period in 2017.  Fourth quarter 2018 same store cash revenues for the office portfolio declined by 5.2 percent while same store cash NOI fell by 2.1 percent from 2017.  Same store cash revenues and same store cash NOI exclude straight-line rent and FAS 141 adjustments. Fourth quarter 2018 office same store real estate tax expense was down 34 percent from 2017, primarily due to favorable tax savings in Jersey City and other key locations.

For the quarter ended December 31, 2018, the Company executed 34 leases at its consolidated in-service commercial portfolio, totaling 358,624 square feet. Of these totals, 14 leases for 141,225 square feet (39.4 percent) were for new leases and 20 leases for 217,399 square feet (60.6 percent) were lease renewals and other tenant retention transactions.

Rental rate roll-up for the Core portfolio for fourth quarter 2018 transactions was 2.9 percent on a cash basis and 15.1 percent on a GAAP basis.  Rental rate roll-up in the fourth quarter 2018 for new transactions was 2.1 percent on a cash basis and 10.2 percent on a GAAP basis; and for renewals and other tenant retention transactions was 3.2 percent on a cash basis and 17.1 percent on a GAAP basis.

Multifamily

Roseland’s stabilized operating portfolio was 95.9 percent leased at December 31, 2018. Same-store revenues increased by 0.6 percent while same-store net operating income decreased by 1.9 percent for the fourth quarter.  With the 2018 delivery of 1,212 units coupled with its construction portfolio of over 2,321 units and keys, we envision continued growth in the Company’s residential portfolio and cash flow contribution.  Roseland’s 2018 deliveries were 87.3 percent leased as of February 18, 2019.

TRANSACTION ACTIVITY

For the fourth quarter 2018, the Company completed $119 million of non-core asset sales. For the full year 2018, the Company completed $385 million of non-core asset sales at an average cap rate of 6.3 percent, excluding land. Key dispositions included:

•                        Elmsford Flex Portfolio (Elmsford, NY): On December 31, 2018, the Company executed the first phase of its NY/CT flex portfolio sale for $70.3 million at a 4.5 percent cap rate.

•                        Building Sale: On November 15, 2018, the Company sold the vacant 120 Passaic Street in Rochelle Park, NJ for $2.9 million.

•                        Land Sale: On December 31, 2018, the Company sold a land parcel in Upper Saddle River, NJ for an aggregate $46.9 million.

Subsequent to year end, the Company executed on the following dispositions:

•                        Park Square (Rahway, NJ): On January 16, 2019, the Company completed the disposition of  Park Square at a price of $34.9 million, representing a 5 percent cap rate.

•                        Other Non-Core Office Dispositions:  The Company sold 2115 Linwood in Fort Lee, NJ for $16 million and 721 Route 202/206 in Bridgewater, NJ for $6 million.

In addition to the sale of the Elmsford Flex portfolio, the Company is in negotiations to dispose of its remaining 56-building flex portfolio, comprised of 3.1 million square feet for approximately $487.5 million. It is anticipated that this sale will close in the first half of 2019. Additional non-core properties under contract for sale total $83 million in expected proceeds.

As previously communicated, a portion of the disposition proceeds have been and will be used to fund approximately $402 million of acquisitions that either have closed or are under contract, including:

•                       Soho Lofts (Jersey City, NJ): Subsequent to year end, the Company entered into a contract to acquire Soho Lofts, a newly delivered and stabilized 377-unit apartment community in Jersey City’s Soho West neighborhood near the Hoboken border, for approximately $263.5 million based on a 4.6 percent cap rate.

•                       Consolidation of Ownership in M2 (Jersey City, NJ):  Subsequent to year end, the Company closed on its partnership acquisition of M2, a 311-unit operating residential tower in the heart of the Jersey City waterfront.  Based on a gross asset valuation of $195 million (representing a 4.6 percent cap rate), the Company acquired Prudential’s 50 percent membership interest and preferred capital account for approximately $77.5 million.  The Company’s ownership in the community increased to 74.3 percent from 24.3 percent, and the Company assumed the sole preferred capital position in the asset.

•                       99 Wood Avenue South (Metropark, NJ): Subsequent to year end, the Company closed on 99 Wood Avenue South, a 272,000 square foot Class A office property, for $61.5 million based on a 7.2 percent cap rate. The property is located adjacent to the Company’s 101 Wood Avenue South property in Metropark, where the Company has a dominant presence. The addition of 99 Wood increases the Company’s class A share in this strategic suburban market to approximately 32.7 percent.

The Company executed the following residential development starts and financings, including:

•                       25 Christopher Columbus (Jersey City, NJ): Subsequent to year end, the Company commenced construction on 25 Christopher Columbus, a 750-unit premier residential tower.

•                       233 Canoe Brook (Short Hills, NJ): The Company commenced construction on 233 Canoe Brook, a 200-unit community directly adjacent to the Short Hills Mall and the second start from the Company’s suburban office repurposing strategy.

•                       RiverHouse 11 at Port Imperial (Weehawken, NJ): The Company secured a permanent loan on the property with proceeds of $100 million at an effective rate of 4.52 percent.

•                       Portside 5/6 (East Boston, MA): The Company secured a permanent loan on the property with proceeds of $97 million at an effective rate of 4.56 percent.

BALANCE SHEET/CAPITAL MARKETS

As of December 31, 2018, the Company had a debt-to-undepreciated assets ratio of 45.3 percent compared to 45.8 percent at September 30, 2018 and 46.5 percent at December 31, 2017.  Net debt to adjusted EBITDA for the quarter ended December 31, 2018 was 9.3x compared to 10.0x for the quarter ended September 30, 2018.  The Company’s interest coverage ratio was 3.1x for the quarter ended December 31, 2018, compared to 3.3x for the quarter ended December 31, 2017.

DIVIDEND

In December 2018, the Company’s Board of Directors declared a quarterly cash dividend of $0.20 per common share (indicating an annual rate of $0.80 per common share) for the fourth quarter 2018, which was paid on January 11, 2019 to shareholders of record as of January 3, 2019. The Company’s Core FFO dividend payout ratio for the quarter was 44.5 percent.

GUIDANCE/OUTLOOK

The Company reaffirms its projected net income and Core FFO per diluted share guidance for full year 2019 is as follows:

	Full Year
	2019 Range
Net income (loss) available to common shareholders	$(0.48)	-	$(0.38)
Add (deduct):
Real estate-related depreciation and amortization on continuing operations		2.08
Core FFO	$1.60	-	$1.70
Topic 842 Leasing Expense		(0.03)
Core FFO less Topic 842 Leasing Expense	$1.57	-	$1.67

2019 Guidance Assumptions

	($ in millions)
	Revised
	Low	High
Office Occupancy (year-end % leased)	79%	83%
Office Same Store GAAP NOI Growth	(7)%	(3)%
Office Same Store Cash NOI Growth	(14)%	(10)%
Multifamily Same Store NOI Growth	1%	3%
Straight-Line Rent Adjustment & FAS 141 Mark-to-Market Rent Adjustment	$17	$27
Dispositions (Excluding Flex)	$155	$180
Flex Dispositions	$480	$480
Acquisitions (1031 & Partner Buyouts)	$415	$415
Base Building Capex	$8	$13
Leasing Capex	$66	$109
G&A (Net of Severance Costs)	$46	$51
Interest Expense	$95	$105
Topic 842	$2.5	$3.5

This guidance reflects management’s view of current market conditions and certain assumptions with regard to rental rates, occupancy levels and other assumptions/projections. Actual results could differ from these estimates.

CONFERENCE CALL/SUPPLEMENTAL INFORMATION

An earnings conference call with management is scheduled for February 21, 2019 at 8:00 a.m. Eastern Time, which will be broadcast live via the Internet at: https://edge.media-server.com/m6/p/3nryt58c

The live conference call is also accessible by calling (323) 794-2597 and requesting the Mack-Cali conference call.

The conference call will be rebroadcast on Mack-Cali’s website at http://investors.mack-cali.com/corporate-profile beginning at 12:00 p.m. Eastern Time on February 21, 2019.

A replay of the call will also be accessible February 21, 2019 through February 28, 2019 by calling (719) 457-0820 and using the pass code, 6007562.

Copies of Mack-Cali’s Form 10-K and Supplemental Operating and Financial Data are available on Mack-Cali’s website, as follows:

2018 Form 10-K:

http://investors.mack-cali.com/sec-filings

Fourth Quarter 2018 Supplemental Operating and Financial Data:

http://investors.mack-cali.com/quarterly-supplementals

In addition, these items are available upon request from:

Mack-Cali Investor Relations Department - Deidre Crockett

Harborside 3, 210 Hudson St., Ste. 400, Jersey City, New Jersey 07311

(732) 590-1025

INFORMATION ABOUT FFO

Funds from operations (“FFO”) is defined as net income (loss) before noncontrolling interest in Operating Partnership, computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains or losses from depreciable rental property transactions (including both acquisitions and dispositions), and impairments related to depreciable rental property, plus real estate-related depreciation and amortization. The Company believes that FFO per share is helpful to investors as one of several measures of the performance of an equity REIT. The Company further believes that as FFO per share excludes the effect of depreciation, gains (or losses) from property transactions and impairments related to depreciable rental property (all of which are based on historical costs which may be of limited relevance in evaluating current performance), FFO per share can facilitate comparison of operating performance between equity REITs.

FFO per share should not be considered as an alternative to net income available to common shareholders per share as an indication of the Company’s performance or to cash flows as a measure of liquidity.  FFO per share presented herein is not necessarily comparable to FFO per share presented by other real estate companies due to the fact that not all real estate companies use the same definition. However, the Company’s FFO per share is comparable to the FFO per share of real estate companies that use the current definition of the National Association of Real Estate Investment Trusts (“NAREIT”). A reconciliation of net income per share to FFO per share is included in the financial tables accompanying this press release.

Core FFO is defined as FFO, as adjusted for certain items to facilitate comparative measurement of the Company’s performance over time.  Core FFO is presented solely as supplemental disclosure that the Company’s management believes provides useful information to investors and analysts of its results, after adjusting for certain items to facilitate comparability of its performance from period to period. Core FFO is a non-GAAP financial measure that is not intended to represent cash flow and is not indicative of cash flows provided by operating activities as determined in accordance with GAAP.  As there is not a generally accepted definition established for Core FFO, the Company’s measures of Core FFO may not be comparable to the Core FFO reported by other REITs.  A reconciliation of net income per share to Core FFO in dollars and per share is included in the financial tables accompanying this press release.

ABOUT THE COMPANY

One of the country’s leading real estate investment trusts (REITs), Mack-Cali Realty Corporation is an owner, manager and developer of premier office and multifamily properties in select waterfront and transit-oriented markets throughout the Northeast. Mack-Cali is headquartered in Jersey City, New Jersey, and is the visionary behind the city’s flourishing waterfront, where the company is leading development, improvement and place-making initiatives for Harborside, a master-planned destination comprised of class A office, luxury apartments, diverse retail and restaurants, and public spaces.

A fully-integrated and self-managed company, Mack-Cali has provided world-class management, leasing, and development services throughout New Jersey and the surrounding region for two decades. By regularly investing in its properties and innovative lifestyle amenity packages, Mack-Cali creates environments that empower tenants and residents to reimagine the way they work and live.

For more information on Mack-Cali Realty Corporation and its properties, visit www.mack-cali.com.

The information in this press release must be read in conjunction with, and is modified in its entirety by, the Annual Report on Form 10-K (the “10-K”) filed by the Company for the same period with the Securities and Exchange Commission (the “SEC”) and all of the Company’s other public filings with the SEC (the “Public Filings”). In particular, the financial information contained herein is subject to and qualified by reference to the financial statements contained in the 10-K, the footnotes thereto and the limitations set forth therein. Investors may not rely on the press release without reference to the 10-K and the Public Filings.

We consider portions of this report, including the documents incorporated by reference, to be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended.  We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of such act.  Such forward-looking statements relate to, without limitation, our future economic performance, plans and objectives for future operations and projections of revenue and other financial items.  Forward-looking statements can be identified by the use of words such as “may,” “will,” “plan,” “potential,” “projected,” “should,” “expect,” “anticipate,” “estimate,” “target,” “continue” or comparable terminology.  Forward-looking statements are inherently subject to certain risks, trends and uncertainties, many of which we cannot predict with accuracy and some of which we might not even anticipate.  Although we believe that the expectations reflected in such forward-looking statements are based upon reasonable assumptions at the time made, we can give no assurance that such expectations will be achieved.  Future events and actual results, financial and otherwise, may differ materially from the results discussed in the forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements.

Contacts:	Michael J. DeMarco	David Smetana	Deidre Crockett
	Mack-Cali Realty Corporation	Mack-Cali Realty Corporation	Mack-Cali Realty Corporation
	Chief Executive Officer	Chief Financial Officer	Senior Vice President, Corporate Communications
	(732) 590-1589	(732) 590-1035	and Investor Relations
	mdemarco@mack-cali.com	dsmetana@mack-cali.com	(732) 590-1025
investorrelations@mack-cali.com

Mack-Cali Realty Corporation

Consolidated Statements of Operations

(In thousands, except per share amounts) (unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
REVENUES
Base rents	$112,497	$118,419	$436,222	$501,334
Escalations and recoveries from tenants	8,373	11,312	44,121	58,767
Real estate services	3,927	5,149	17,094	23,129
Parking income	5,534	5,223	22,117	20,270
Other income	2,605	3,426	11,052	12,700
Total revenues	132,936	143,529	530,606	616,200

EXPENSES
Real estate taxes	12,548	17,755	64,555	81,364
Utilities	9,005	9,347	39,054	42,598
Operating services	26,962	26,884	102,626	107,379
Real estate services expenses	4,223	5,018	17,919	23,394
General and administrative	12,828	13,726	53,988	50,949
Depreciation and amortization	46,324	47,401	174,847	205,169
Land Impairments	24,566	—	24,566	—
Total expenses	136,456	120,131	477,555	510,853
Operating income (loss)	(3,520)	23,398	53,051	105,347

OTHER (EXPENSE) INCOME
Interest expense	(23,586)	(22,490)	(83,754)	(93,388)
Interest and other investment income (loss)	769	1,408	3,389	2,766
Equity in earnings (loss) of unconsolidated joint ventures	(960)	(1,199)	(127)	(6,081)
Gain on change of control of interests	—	—	14,217	—
Realized gains (losses) and unrealized losses on disposition of rental property, net	49,342	4,476	99,436	2,364
Gain on disposition of developable land	30,939	—	30,939	—
Gain on sale of investment in unconsolidated joint venture	—	—	—	23,131
Loss from extinguishment of debt, net	(461)	(182)	(10,750)	(421)
Total other income (expense)	56,043	(17,987)	53,350	(71,629)
Net income	52,523	5,411	106,401	33,718
Noncontrolling interest in consolidated joint ventures	640	153	1,216	1,018
Noncontrolling interest in Operating Partnership	(4,953)	(299)	(9,527)	(2,711)
Redeemable noncontrolling interest	(4,406)	(2,683)	(13,979)	(8,840)
Net income (loss) available to common shareholders	$43,804	$2,582	$84,111	$23,185

Basic earnings per common share:
Net income (loss) available to common shareholders	$0.45	$(0.01)	$0.80	$0.06

Diluted earnings per common share:
Net income (loss) available to common shareholders	$0.45	$(0.01)	$0.80	$0.06

Basic weighted average shares outstanding	90,488	90,029	90,388	90,005

Diluted weighted average shares outstanding	100,845	100,468	100,724	100,703

Mack-Cali Realty Corporation

Statements of Funds from Operations

(in thousands, except per share/unit amounts) (unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
Net income available to common shareholders	$43,804	$2,582	$84,111	$23,185
Add (deduct): Noncontrolling interest in Operating Partnership	4,953	299	9,527	2,711
Real estate-related depreciation and amortization on continuing operations (a)	49,578	51,619	190,394	223,763
Gain on change of control of interests	—	—	(14,217)	—
Realized (gains)/losses and unrealized losses on disposition of rental property, net	(49,342)	(4,476)	(99,436)	(2,364)
Gain on sale of investment in unconsolidated joint venture	—	—	—	(23,131)
Funds from operations (b) (g)	$48,993	$50,024	$170,379	$224,164

Add/(Deduct):
Dead deal costs	893	—	893	—
Loss from extinguishment of debt, net	461	182	10,750	421
Severance/separation costs on management restructuring	450	—	7,937	—
Land impairments	24,566	—	24,566	—

Gain on disposition of developable land	(30,939)	—	(30,939)	—
New payroll tax consulting costs	903	—	903	—
Core FFO	$45,327	$50,206	$184,489	$224,585

Diluted weighted average shares/units outstanding (c)	100,845	100,468	100,724	100,703

Funds from operations per share/unit-diluted	$0.49	$0.50	$1.69	$2.23

Core funds from operations per share/unit diluted	$0.45	$0.50	$1.83	$2.23

Dividends declared per common share	$0.20	$0.20	$0.80	$0.75

Dividend payout ratio:
Core Funds from operations-diluted	44.49%	40.02%	43.68%	33.63%

Supplemental Information:
Non-incremental revenue generating capital expenditures:
Building improvements	$2,639	$2,842	$7,236	$12,778
Tenant improvements & leasing commissions (d)	$11,429	$4,791	$38,303	$22,016
Tenant improvements & leasing commissions on space vacant for more than a year	$8,433	$2,761	$30,761	$21,544
Straight-line rent adjustments (e)	$4,204	$3,685	$8,598	$16,298
Amortization of (above)/below market lease intangibles, net (f)	$1,054	$2,234	$5,389	$8,252
Amortization of stock compensation	$2,064	$2,303	$7,401	$7,929
Amortization of lease inducements	$166	$444	$932	$1,703
Non real estate depreciation and amortization	$557	$511	$2,139	$1,742
Amortization of deferred financing costs	$1,486	$1,150	$5,029	$4,612

(a)                       Includes the Company’s share from unconsolidated joint ventures of $3,810 and $4,729 for the three months ended December 31, 2018 and 2017, respectively, and $17,683 and $20,336 for the years ended December 31, 2018 and 2017, respectively. Excludes non-real estate-related depreciation and amortization of $557 and $511 for the three months ended December 31, 2018 and 2017, respectively, and $2,139 and $1,742 for the years ended December 31, 2018 and 2017, respectively.

(b)                       Funds from operations is calculated in accordance with the definition of FFO of the National Association of Real Estate Investment Trusts (NAREIT). See “Information About FFO” in this release.

(c)                        Calculated based on weighted average common shares outstanding, assuming redemption of Operating Partnership common units into common shares (10,176 and 10,439 shares for the three months ended December 31, 2018 and 2017, respectively, and 10,204 and 10,405 for the years ended December 31, 2018 and 2017, respectively), plus dilutive Common Stock Equivalents (i.e. stock options).

(d)                       Excludes expenditures for tenant spaces that have not been owned for at least a year.

(e)                        Includes free rent of $4,428 and $7,527 for the three months ended December 31, 2018 and 2017, respectively, and $16,545 and $29,401 for the years ended December 31, 2018 and 2017, respectively.  Also, includes the Company’s share from unconsolidated joint ventures of $(165) and $267 for the three months ended December 31, 2018 and 2017, respectively, and $(955) and $1,235 for the years ended December 31, 2018 and 2017, respectively.

(f)                         Includes the Company’s share from unconsolidated joint ventures of $0 and $80 for the three months ended December 31, 2018 and 2017, respectively, and $107 and $336 for the years ended December 31, 2018 and 2017, respectively.

(g)                        Net income available to common shareholders in 2018 included $24.6 million of land impairment charges and $30.9 million from a gain on sale of developable land, which are included in the calculation to arrive at funds from operations as such gains and charges relate to non-depreciable assets.

Mack-Cali Realty Corporation

Statements of Funds from Operations (FFO) and Core FFO per Diluted Share

(amounts are per diluted share, except share counts in thousands) (unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
Net income (loss) available to common shareholders	$0.45	$(0.01)	$0.80	$0.06
Add (deduct): Real estate-related depreciation and amortization on continuing operations (a)	0.49	0.51	1.89	2.22
Redemption value adjustment to redeemable noncontrolling interests	0.03	0.03	0.13	0.20
Gain on change of control of interests	—	—	(0.14)	—
Realized (gains) losses and unrealized losses on disposition of rental property, net	(0.49)	(0.04)	(0.99)	(0.02)
Gain on sale of investment in unconsolidated joint venture	—	—	—	(0.23)
Noncontrolling interest/rounding adjustment	0.01	0.01	—	—
Funds from operations (b)	$0.49	$0.50	$1.69	$2.23

Add/(Deduct):
Dead deal costs	0.01	—	0.01	—
Loss from extinguishment of debt, net	—	—	0.11	—
Severance/separation costs on management restructuring	—	—	0.08	—
Land impairments	0.24	—	0.24	—
Gain on disposition of developable land	(0.31)	—	(0.31)	—
New payroll tax consulting costs	0.01	—	0.01	—
Noncontrolling interest/rounding adjustment	0.01	—	—	—
Core FFO	$0.45	$0.50	$1.83	$2.23

Diluted weighted average shares/units outstanding (c)	100,845	100,468	100,724	100,703

(a)      Includes the Company’s share from unconsolidated joint ventures of $0.05 and $0.05 for the three months ended December 31, 2018 and 2017, respectively, and $0.19 and $0.21 for the years ended December 31, 2018 and 2017, respectively.

(b)      Funds from operations is calculated in accordance with the definition of FFO of the National Association of Real Estate Investment Trusts (NAREIT). See “Information About FFO” in this release.

(c)       Calculated based on weighted average common shares outstanding, assuming redemption of Operating Partnership common units into common shares (10,176 and 10,439 shares for the three months ended December 31, 2018 and 2017, respectively, and 10,204 and 10,405 for the years ended December 31, 2018 and 2017, respectively), plus dilutive Common Stock Equivalents (i.e. stock options).

Mack-Cali Realty Corporation

Consolidated Balance Sheets

(in thousands, except per share amounts) (unaudited)

	December 31,	December 31,
	2018	2017
Assets
Rental property
Land and leasehold interests	$807,236	$786,789
Buildings and improvements	4,109,797	3,955,122
Tenant improvements	335,266	330,686
Furniture, fixtures and equipment	53,718	30,247
	5,306,017	5,102,844
Less — accumulated depreciation and amortization	(1,097,868)	(1,087,083)
	4,208,149	4,015,761
Rental property held for sale, net	108,848	171,578
Net investment in rental property	4,316,997	4,187,339
Cash and cash equivalents	29,633	28,180
Restricted cash	19,921	39,792
Investments in unconsolidated joint ventures	232,750	252,626
Unbilled rents receivable, net	100,737	100,842
Deferred charges, goodwill and other assets, net	355,234	342,320
Accounts receivable, net of allowance for doubtful accounts of $1,108 and $1,138	5,372	6,786

Total assets	$5,060,644	$4,957,885

Liabilities and Equity
Senior unsecured notes, net	$570,314	$569,145
Unsecured revolving credit facility and term loans	790,939	822,288
Mortgages, loans payable and other obligations, net	1,431,398	1,418,135
Dividends and distributions payable	21,877	21,158
Accounts payable, accrued expenses and other liabilities	168,115	192,716
Rents received in advance and security deposits	41,244	43,993
Accrued interest payable	9,117	9,519
Total liabilities	3,033,004	3,076,954
Commitments and contingencies

Redeemable noncontrolling interests	330,459	212,208

Equity:
Mack-Cali Realty Corporation stockholders’ equity:
Common stock, $0.01 par value, 190,000,000 shares authorized, 90,320,306 and 89,914,113 shares outstanding	903	899
Additional paid-in capital	2,561,503	2,565,136
Dividends in excess of net earnings	(1,084,518)	(1,096,429)
Accumulated other comprehensive income (loss)	8,770	6,689
Total Mack-Cali Realty Corporation stockholders’ equity	1,486,658	1,476,295

Noncontrolling interests in subsidiaries:
Operating Partnership	168,373	171,395
Consolidated joint ventures	42,150	21,033
Total noncontrolling interests in subsidiaries	210,523	192,428

Total equity	1,697,181	1,668,723

Total liabilities and equity	$5,060,644	$4,957,885